UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 1, 2008

Cogent Communications Group, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-31227	52-2337274
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1015 31st St. NW, Washington, District of Columbia		20007
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	202-295-4200

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On September 17, 2008, David Schaeffer, Chairman and Chief Executive Officer of Cogent Communications Group, Inc., purchased $3.0 million face value of the Company's 1.00% Convertible Senior Notes due 2027 for $1.38 million in cash in open market transactions.

In September 2008, the Company re-purchased $20.0 million face value of the Company's 1.00% Convertible Senior Notes due 2027 for $9.9 million in cash in a privately negotiated transaction. The Company is expected to record a gain of approximately $9.66 million in connection with this repurchase.

In addition, since July 1, 2008, the Company has repurchased 1,232,940 shares of its common stock at an average price per share of $9.72 pursuant to its previously announced stock repurchase program. As of the date of this filing, the Company has halted its stock repurchases until its earnings results for the third quarter of 2008 have been made publicly available. Approximately $32.1 million remains available under the Company's $150.0 million stock repurchase program.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cogent Communications Group, Inc.

September 19, 2008	By:	Dave Schaeffer

Name: Dave Schaeffer
Title: Chairman and Chief Executive Officer